Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-04731, Form S-8 No. 333-04733, Form S-8 No. 333-52565, Form S-8 333-118694, Form S-8 No. 333-145248) of our report dated March 13, 2009, included in the Annual Report on Form 10-K of Tech Team Global, Inc. for the year ended December 31, 2008, with respect to the consolidated financial statements and schedule of TechTeam Global, Inc. and the effectiveness of internal control over financial reporting of TechTeam Global, Inc. incorporated by reference in this Form 10-K/A.

/s/ Ernst & Young LLP

Detroit, Michigan

15 January 2010